eLayaway, Inc.

EMPLOYMENT AGREEMENT
CHIEF MARKETING OFFICER and VICE-CHAIRMAN

Agreement made as of this 5th day of September, 2009, by and between Sergio Pinon (“Executive”) and eLayaway, Inc. (“eLayaway” or, the “Company”).

PREAMBLE

The Board of Directors of the Company recognizes Executive’s potential contribution to the growth and success of the Company and desires to assure the Company of Executive’s employment in an executive capacity as Chief Marketing Officer and Vice-Chairman and to compensate him therefor.  Executive wants to be employed by the Company and to commit himself to serve the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties, the parties agree as follows:

1.           Definitions

“Benefits” shall mean all the fringe benefits approved by the Board from time to time and established by the Company for the benefit of executives generally and/or for key executives of the Company as a class, including, but not limited to, regular holidays, vacations, absences resulting from illness or accident, health insurance, disability and medical plans (including dental and prescription drug), group life insurance, and pension, profit-sharing and stock bonus plans or their equivalent.

“Board” shall mean the Board of Directors of the Company, together with an executive committee thereof (if any), as the same shall be constituted from time to time.

“Cause” shall mean (i) gross negligence in the performance of the material responsibilities of the Executive’s office or position, (ii) willful misconduct in performance and discharge of the Executive’s material duties or that is otherwise materially injurious to the Company’s business, (iii) conviction of or a plea of no contest to a felony or Executive’s incapacity due to alcoholism or substance abuse or (iv) a material and intentional breach by Executive of his principal obligations under this Agreement not remedied within fifteen (15) business days after receipt of written notice from the Company.

“Change of Control” shall mean the occurrence of one or more of the following four events:

(1)
Any Person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly of securities representing 51% or more of the total number of votes that may be cast for the election of directors of the Company;

(2)
Within eighteen months after a merger, consolidation, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board;

(3)
Within eighteen months after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

(4)	A Reorganization.

(5)	A sale of all or substantially all of the assets of the Company.

“Chief Executive Officer” shall mean the individual having responsibility to the Board for direction and management of the executive and operational affairs of the Company and who reports and is accountable only to the Board.

“Company” shall mean eLayaway, Inc., a Florida corporation.

“Competitive Business Activity” shall mean the development, sale and marketing of a payment process that enables the consumer to structure a pre-payment plan to pay a merchant in full before the merchandise is delivered.

“Disability” shall mean a written determination by an independent physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform his duties of Chief Marketing Officer and Vice-Chairman under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve-(12)-month period.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Executive” shall mean Sergio Pinon and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

”Executive Stock” shall mean the 884,686 shares of common stock, no par value, and the 3,615,314 stock options, $0.25 exercise price, of eLayaway, issued to Executive.

“Performance Year” shall mean each twelve-month period of employment under this Agreement commencing upon the date of this Agreement.

“Person” shall mean any natural person, incorporated entity, limited or general partnership, limited liability company, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as “persons” in §§ 13(d)(3) and 14(d)(2) of the Exchange Act.

“Reorganization” shall mean any transaction, or any series of transactions consummated in a 12-month period, pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all of the assets of the Company or the then outstanding equity securities of the Company and the Company is not the surviving entity, the Company being deemed surviving if and only if the majority of the Board of Directors of the ultimate parent of the surviving entity were directors of the Company prior to its organization.

 “Territory” shall mean any state of the United States and any equivalent section or area of any country in which the Company has revenue-producing customers or activities.

“Vice-Chairman” shall mean the individual designated by the Board from time to time as its vice-chairman.

2.           Position, Responsibilities, and Term of Employment.

2.01        Position.  Executive shall serve as Vice-Chairman, and Chief Marketing Officer of the Company.  In this capacity Executive shall, subject to the bylaws of the Company, and to the direction of the Board, serve the Company by performing such duties and carrying out such responsibilities as are normally related to the position of Vice-Chairman and Chief Marketing Officer in accordance with the standards of the industry in which the Company carries on its business.  The Board shall either vote, or recommend to the shareholders of the Company, as appropriate, that during the term of employment pursuant to this Agreement:  (i) Executive be nominated for election as a director at each meeting of shareholders held for the election of directors and be nominated for election as Vice-Chairman; (ii) Executive be elected to and continued in the office of Chief Marketing Officer of the Company; (iii) Executive be elected to and continued on the Board of Directors of each wholly-owned subsidiary of the Company, (iv) if the Board or any of the Company’s wholly-owned subsidiaries’ Board of Directors shall appoint an executive committee (or similar committee authorized to exercise the general powers of the Board), Executive be elected to and continued on such committee; and (v) the Company shall not confer on any other officer authority, responsibility, powers or prerogatives superior or equal to the authority, responsibility, prerogatives and powers vested in Executive hereunder.

2.02        Reporting.  Executive, in his capacity as Chief Marketing Officer of the Company, will report directly to the Board.

2.03        Time and Efforts Covenant.  Executive will, to the best of his ability, devote such time and efforts as are necessary to the performance of his duties for the Company and its wholly-owned subsidiaries.

2.04        Executive’s Commitment.  During Executive’s employment with the Company, Executive will not undertake or engage in any other employment, occupation or business enterprise inconsistent with his obligations under this Agreement except for Executive’s service in an executive or board position with organizations, and their respective subsidiaries and/or affiliates, as approved and added to this document as an Addendum.  Subject to the foregoing, Executive agrees not to acquire, assume, or participate in, directly or indirectly, any position, investment, or interest in the Territory adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action towards any of the foregoing. The provisions of this Section shall not prevent Executive from owning shares of any entity engaging in Competitive Business Activity, so long as such shares (i) do not constitute more than 5% of the outstanding equity of such competitor, and (ii) are regularly traded on a national securities exchange or quoted for trading by the NASDAQ Stock Market.

2.05        Relocation.  Executive’s place of employment will not be located outside the Tallahassee, Florida area.

2.06        Post-Employment Noncompetition and Nonsolicitation Covenant.  For a period of two (2) years subsequent to Executive’s voluntary withdrawal from employment with the Company (except for such withdrawal pursuant to a Change in Control or due to Constructive Discharge), or a Termination by the Company for Cause, Executive will not without the express prior written approval of the Board (i) engage in Competitive Business Activity in the Territory either on Executive’s own behalf or that of any other business organization, (ii) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or had a business relationship with the Company within the twenty-four-(24) month period preceding the date of the incident in question, to discontinue, reduce, or modify such employment, agency or business relationship with the Company, or (iii) employ or seek to employ or cause any business organization engaged in Competitive Business Activity to employ or seek to employ any person or agent who is then (or was at any time within six months prior to the date the Executive or such business employs or seeks to employ such person) employed or retained by the Company or its affiliates.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an executive with respect to a future employment opportunity.

2.07        Confidential Information.  Executive recognizes and acknowledges that the Company’s trade secrets and proprietary information and know-how, as they may exist from time to time and to the extent they are unique to and internally developed by the Company (“Confidential Information”), are valuable assets of the Company’s business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder.  Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or know-how to any Person for any reason or purpose whatsoever, nor shall Executive make use of any such property for his own purposes or for the benefit of any Person (except the Company) under any circumstances during or after the term of his employment, provided, however, that after the term of his employment these restrictions shall not apply to such secrets, information and know-how which are then in the public domain (provided that Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company’s consent) or which derive from Executive’s relationship with other business entities in which Executive has an ownership interest.  Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.  Executive agrees to hold as the Company’s property all memoranda, books, papers, letters, customer lists, processes, computer software, records, financial information, policy and procedure manuals, training and recruiting procedures and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

Executive shall use his best efforts to prevent the removal of any Confidential Information from the premises of the Company, except as required in his normal course of employment by the Company.  Executive shall use his best efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

2.08        Records, Files.  All records, files, drawings, documents, equipment and the like relating to the business of the Company which are prepared or used by Executive during the term of his employment under this Agreement shall be and shall remain the sole property of the Company.

2.09        Equitable Relief.  Executive acknowledges that his services to the Company are of a unique character which gives them a special value to the Company.  Executive further recognizes that material and intentional violations by Executive of any one or more of the provisions of this Section 2 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such material and intentional violations may result in irreparable and continuing harm to the Company.  Executive agrees that, in addition to any other remedy which the Company may have at law and equity, including the right to withhold any payment of compensation under Section 3 of this Agreement, the Company shall be entitled to injunctive relief to restrain any material and intentional violation, actual or threatened, by Executive of the provisions of Section 2 of this Agreement.

2.10        (a)           Executive agrees promptly to disclose and deliver to the Company any and all, and hereby assigns, transfers, and sets over to the Company Executive’s entire and exclusive right, title, and interest, including rights in the nature of patent rights, trademark rights, copyrights, trade secrets, or design rights, in and to any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things that may be of assistance to the Company, whether patentable or unpatentable, relating to or arising out of any development, service, or product of, or pertaining in any manner to the business of, the Company whether conceived, developed, or learned by Executive, alone or with others, during or after normal business hours, while employed by the Company (collectively, “Work Products”).  The foregoing assignment includes, without limitation, all such rights in the United States of America and throughout the world, and in and to any letters patent, applications for letters patent, any division, reissue, extension, continuation, or continuation-in-part thereof, or any copyright or trademark registrations that may be granted and issued for such Work Products.  Executive hereby authorizes and requests the Commissioner of Patents and Trademarks or other appropriate government official to issue any such Letters Patent or registrations to the Company, its successors, and assigns.  It is expressly understood that Work Products does not include any and all, improvements, inventions, developments, discoveries, works of authorship, innovations, systems, techniques, ideas, processes, programs, listings, and other things developed for the benefit of Enterprises during normal business hours while Executive is employed by Enterprises.

(b)           The parties intend that the Company have the sole and exclusive right, title, and interest in such Work Products and Prior Art. Executive acknowledges and agrees that all Work Products and Prior Art will be and remain the exclusive property of the Company and that Executive will, upon the request of the Company, and without further compensation, do all lawful things requested by the Company to ensure the Company’s ownership of the Work Products and Prior Art, including, without limitation, the execution of all documents requested by the Company to assign and transfer to the Company and its assigns all of Executive’s right, title, and interest in the Work Products and Prior Art, if any, and to enable the Company to file and obtain patents, copyrights, and other proprietary rights in the United States and foreign countries relating to the Work Products and Prior Art.  Executive hereby appoints the Company as Executive’s attorney-in-fact to execute all documents relating to such registrations, applications, and assignments.  The provisions of this Section 2.10 will survive the expiration or termination of this Agreement for any reason.

3.           Compensation.

3.01        Annual Compensation.  The Company shall pay to Executive for the services to be rendered hereunder a base salary as shown on Exhibit A hereto (“Annual Compensation”).  There shall be an annual review for merit by the Board and an increase as deemed appropriate to reflect the value of services by Executive.  At no time during his employment with the Company shall Executive’s annual base salary fall below his Annual Compensation.  In addition, if the Board increases Executive’s Annual Compensation at any time during his employment with the Company, such increased Annual Compensation shall become a floor below which Executive’s compensation shall not fall at any future time during his employment with the Company and shall become his Annual Compensation.

Executive’s salary shall be payable in periodic installments in accordance with the Company’s usual practice for similarly situated executives of the Company.

3.02        Incentive Compensation.  In addition to his Annual Compensation, Executive shall be entitled to receive incentive compensation in such amounts as are determined by the Board from time to time (“Incentive Compensation”) up to $100,000 per annum.  Additional Incentive Compensation is outlined in Exhibit B.  The Board shall add additional Incentive Compensation as it desires and said additions shall be attached as an addendum to this Agreement.  Any Incentive Compensation which is not deductible in the opinion of the Company’s counsel, under § 162(m) of the Internal Revenue Code of 1986 shall be deferred and paid, without interest, in the first year or years when and to the extent such payment may be deducted, Executive’s right to such payment being absolute so long as Executive remains employed by the Company, subject only to the provisions of Section 2.09.

3.03        Participating in Benefits.  Executive shall be entitled to all Benefits for as long as such Benefits may remain in effect and/or any substitute or additional Benefits made available in the future to similarly situated Executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such Benefits adopted by the Company.  Benefits paid to Executive shall not be deemed to be in lieu of other compensation to Executive hereunder as described in this Section 3.

3.04        Specific Benefits.

During Executive’s employment with the Company:

(a)           Executive shall be entitled to four (4) weeks of paid vacation time per year, to be taken at times mutually acceptable to the Company and Executive.

(b)           The Company shall provide fully paid accident and health insurance for Executive and Executive’s spouse and children with limits and extent of coverage no less than that provided to other executives of the Company.

(c)           Executive shall be entitled to sick leave benefits during his employment in accordance with the customary policies of the Company for its executive officers, but in no event less than one (1) month per year.

(d)           In addition to the vacation provided pursuant to Section 3.04(a) hereof, Executive shall be entitled to not less than ten (10) paid holidays (other than weekends) per year, generally on such days on which the New York Stock Exchange is closed to trading.

(e)           Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for the similarly situated executives of the Company) in performing services hereunder.

(f)            Executive shall be eligible to participate during his employment in Benefits not inconsistent or duplicative of those set forth in this Section 3.04 as the Company shall establish or maintain for its executives generally.

(g)           The Company shall have the option to maintain and be the owner and beneficiary of a term life insurance policy payable on Executive’s death with a minimum policy limit of one million dollars ($1,000,000) and Executive agrees to submit to any physical examination, and otherwise to cooperate in any other procedures required to obtain such policy.  Executive represents he has no reason to believe the Company cannot obtain such life insurance policy on an “unrated” basis.

(h)           The Company shall have the option to maintain and be the owner and beneficiary of a disability insurance policy payable on Executive’s disability with a minimum policy limit of one million dollars ($1,000,000) and Executive agrees to submit to any physical examination, and otherwise to cooperate in any other procedures required to obtain such policy.  Executive represents he has no reason to believe the Company cannot obtain such disability insurance policy on an “unrated” basis

4.           Termination.

4.01        Termination by the Company for Reasons Other Than Cause.  If the Company terminates the employment of Executive and such termination is not for Cause (a “Termination by the Company for Reasons Other Than Cause”), then, the Company shall pay to Executive an amount equal to Executive’s Annual Compensation at the time of such termination plus (i) if the termination is during the first three years of this Agreement, the annual cash portion of the Incentive Compensation that was paid to him in the last Performance Year or (ii) if the termination is after the first three years of this Agreement, the average of the annual cash portion of the Incentive Compensation that was paid to him in the last three Performance Years.  Such amount shall be paid to Executive in no event later than sixty (60) days after the date of such termination.  To the extent that Executive is not fully vested in Benefits from any pension or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall obtain and pay the premium upon an annuity policy to provide Executive with Benefits as though he had been fully vested on the date that his employment terminated.  Further, in the event of Termination by the Company for Reasons Other Than Cause, the Company shall have no Call Option with respect to Executive Stock.

4.02        Constructive Discharge.  If the Company (a) subjects Executive to a diminution in his title(s), responsibilities, or in his then current Annual Compensation, (b) fails to comply with the provisions of Section 3, (c) locates Executive’s place of employment outside the Tallahassee, Florida area or (d) engages in any material and intentional breach of the Company’s principal obligations under this Agreement which is not remedied within fifteen (15) business days after receipt of written notice from the Executive (a “Constructive Discharge”), Executive may at his option terminate his employment and such termination shall be considered to be a Termination by the Company for Reasons Other Than Cause.  Further, in the event of Constructive Discharge, the Company shall have no Call Option with respect to Executive Stock.

4.03        Termination by the Company for Cause.  The Company shall have the right to terminate the employment of Executive for Cause (a “Termination by the Company for Cause”).  Effective as of the date of Termination by the Company for Cause, this Agreement, except for Sections 2.06 through 2.10, shall terminate and no further payments of the Compensation described in Section 3 (except for such remaining payments of Annual Compensation under Section 3.01 relating to periods during which Executive was employed by the Company, Benefits which are required by applicable law to be continued, and reimbursement of expenses incurred prior to such termination under Section 3.04) shall be made.

4.04        Change of Control.  If at any time during Executive’s employment at the Company there is a Change of Control, Executive may at his option terminate his employment and such termination shall be considered to be a Termination by the Company for Reasons Other Than Cause.  If such Change of Control involves the sale of the Company for an amount in excess of $100 million dollars, Executive shall be entitled to receive a one-time bonus equal to two and a half percent (2.5%) of all amounts received by the Company or its shareholders in excess of $100 million dollars.  Further, in the event of termination by the Executive for Change of Control, the Company shall have no Call Option with respect to Executive Stock.

4.05        Termination on Account of Executive’s Death.  In the event of Executive’s death during his employment at the Company, the Company shall pay to Executive’s beneficiary or beneficiaries (or to his estate if he fails to make such a designation) an amount equal to the remainder of his Annual Compensation for the year in which he died plus a prorated amount of any Incentive Compensation which would have been payable to Executive at the end of such year.  Further, in the event of Executive’s death, the Company shall have no Call Option with respect to Executive Stock.

Executive may designate one or more beneficiaries for the purposes of this Section 4.05 by making a written designation and delivering such designation to a Vice President or the Treasurer of the Company.  If Executive makes more than one such written designation, the designation last received before Executive’s death shall control.

4.06        Disability.  If Executive shall sustain a Disability, the Company shall continue to pay to Executive while such Disability continues the full amount of his then current Annual Compensation for the one-year period next succeeding the date upon which such Disability shall have been so certified as well as a prorated amount of any Incentive Compensation which would have been paid to Executive at the end of the year.  Thereafter, if Executive’s Disability shall continue, the employment of Executive under this Agreement shall terminate and all obligations of Executive shall cease and Executive shall be entitled to receive the Benefits, if any, as may be provided by any insurance to which he may have become entitled pursuant to Section 3.04 as well as the acceleration of the exercise date of any incentive stock options granted prior to Executive’s Disability.  Further, in the event of termination by reason of Executive’s Disability, the Company shall have no Call Option with respect to Executive Stock.

4.07        Executive Stock Call Option.

(a)  Prohibited Transfer.  Shares of Executive Stock subject to the Company Call Option shall at all times be held subject to all of the conditions and restrictions set forth in this Section 4.07, the provisions of which shall at all times apply equally both to an original holder of Executive Stock and to each and every subsequent holder of any record or beneficial interest in Executive Stock as herein provided; and each holder of Executive Stock agrees that such holder's becoming such a holder, by acceptance of a stock certificate representing the Executive Stock, or any instrument of transfer of any interest therein or otherwise, shall constitute such holder's agreement with the Company, to be bound by the conditions and restrictions herein contained with respect to the matters set forth in this Section 4.07.  Executive may not directly or indirectly, sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, or otherwise voluntarily dispose of any shares of Executive Stock subject to the Company Call Option (collectively a “Transfer”) and any purported Transfer of any certificate representing shares of Executive Stock subject to the Company Call Option shall be void and of no effect.  The certificates representing shares of Executive Stock subject to the Company Call Option shall bear a legend referring to the foregoing restrictions.

(b)  Company Call Option.  The Company shall have the right to purchase sixty percent (60%), rounded to the nearest share and decreasing by five percent (5%) each calendar quarter, of the shares of Executive Stock upon Executive’s termination of this Agreement or a Termination by the Company for Cause, provided, however, that there shall be no Company Call Option if such termination by Executive is due to Constructive Discharge, a Change of Control, Death, or Disability (the “Company Call Option”).  The Company Call Option shall be exercisable not later than thirty (30) days after such termination by notice to Executive from the Company.

(c)  Closing.  The closing of any sale of shares of Executive Stock to the Company pursuant to Section 4.07 shall take place within sixty (60) days after receipt by Executive of notice of election to exercise as provided in Section 4.07(b).  At the closing, Executive shall deliver stock certificates for the shares of Executive Stock being sold pursuant to Section 4.07 endorsed in blank, against payment of the purchase price by the Company in legal tender of the United States, by certified check or official bank check.

(d)  The number of shares of Executive Stock subject to the Company Call Option shall be adjusted proportionally for any pro rata non-cash distributions to holders of shares of common stock of the Company, including without limitation, stock dividends, stock splits and securities issued in a recapitalization.

5.           Stock Options.  Executive will participate in the Company’s 2009 Stock Option Plan and will be eligible to participate at the level of other similarly situated executives in any future stock incentive plans established by the Company.

6.           Indemnification.  The Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law.  The Company shall advance to Executive the reasonable costs and expenses of investigating and/or defending any such claim, subject to receiving a written undertaking from Executive to repay any such amounts advanced to Executive in the event and to the extent of any subsequent determination by an agency of competent jurisdiction that Executive was not entitled to indemnification hereunder.  In the event that Executive is or becomes a party to any action or proceeding in respect of which indemnification may be sought hereunder, Executive shall promptly notify the Company thereof.  Following such notice, the Company shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel satisfactory to Executive in its reasonable judgment.  After notice from the Company to Executive of the Company's election to assume the defense of such Executive, the Company will not be liable to Executive hereunder for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation.  Executive shall not settle any action or claim against Executive without the prior written consent of the Company except at such Executive's sole cost and expense.

7.           Left blank intentionally.

8.           Miscellaneous.

8.01        Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company in a Reorganization, merger or consolidation and any assignee of all or substantially all of the Company’s business and properties, but, except as to any such successor of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or Executive.

8.02        At Will Employee.  Executive is and will be at all times be an “at-will employee” and his employment may be terminated by him or by the Company upon sixty (60) days written notice at any time, for any reason or no reason, with or without cause, subject to the provisions of Section 4.

8.03        Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

8.04        Interpretation.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.05        Notice.  Any notice herein required or permitted to be given shall be in writing and may be sent by hand delivery or registered or certified mail, return receipt requested, and shall be deemed to have been given: if by hand delivery, on the date of delivery or if mailed, on the date indicated as the date of delivery or, if refused, on the date of attempted delivery, on the return receipt. For purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 7.05) shall be as follows:

To the Company:	To Executive:

eLayaway, Inc.	Sergio Pinon
1625 Summit Lake Dr.	1003 Hawkeye Trail
Suite 205	Tallahassee, Florida 32317
Tallahassee, FL 32317

8.06        Amendment and Waiver.  This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced.  The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision or as a waiver of any breach of another provision.

8.07        Binding Effect.  Subject to the provisions of Sections 4 & 7 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

All obligations of Executive with respect to any shares covered by this Agreement shall, as the context requires, bind Executive’s spouse and the divorce or death of such spouse shall not vitiate the binding nature of such obligation.

8.08        Survival of Rights and Obligations.  All rights and obligations of Executive or the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement unless otherwise provided herein.

8.09        Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.10        Entire Agreement.  This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof.

In witness whereof, on the date first written above, the undersigned do hereby agree to the terms contained herein.

eLayaway, Inc.

By:
Name: Douglas Salie
Title: Chairman

Name: Sergio Pinon

Exhibit A

Employment Agreement
Between Sergio Pinon and eLayaway, Inc.

Section 3.01       Compensation.

(A)	$75,000 per year commencing September 1, 2009;

(B)
$7,000 per month commencing September 1, 2009.  Difference between (A) and (B) shall be accrued until the Company has received $1 million in funding from its Private Placement Memorandum (“PPM”) issued in September 2009;

(C)	$100,000 per year commencing after the Company has received $2 million in funding from its PPM;

(D)	$120,000 per year commencing after the Company has received $3 million in funding from its PPM;

(E)	Incentive Compensation as follows:

a.	$50,000 upon Company obtaining in excess of $2 million in revenue with an EBITDA in excess of 30%.

b.	$100,000 upon Company obtaining in excess of $3 million in revenue with an EBITDA in excess of 35%.

c.	$150,000 upon Company obtaining in excess of $5 million in revenue with an EBITDA in excess of 40%.

(F)	If the controlling interest in the Company is sold to a third party, the Executive shall get a bonus of 2.5% of the value paid in excess of $100 million.

ADDENDUM

January 5, 2010

Section 4.01 - Modified to add last sentence as shown below:

Termination by the Company for Reasons Other Than Cause.  If the Company terminates the employment of Executive and such termination is not for Cause (a “Termination by the Company for Reasons Other Than Cause”), then, the Company shall pay to Executive an amount equal to Executive’s Annual Compensation at the time of such termination plus (i) if the termination is during the first three years of this Agreement, the annual cash portion of the Incentive Compensation that was paid to him in the last Performance Year or (ii) if the termination is after the first three years of this Agreement, the average of the annual cash portion of the Incentive Compensation that was paid to him in the last three Performance Years.  Such amount shall be paid to Executive in no event later than sixty (60) days after the date of such termination.  To the extent that Executive is not fully vested in Benefits from any pension or any other retirement plan or program (whether tax qualified or not) maintained by the Company, the Company shall obtain and pay the premium upon an annuity policy to provide Executive with Benefits as though he had been fully vested on the date that his employment terminated.  Further, in the event of Termination by the Company for Reasons Other Than Cause, the Company shall have no Call Option with respect to Executive Stock.  See Exhibit A for full disclosure of the compensation.

Exhibit A – Revised as follows:

Section 3.01   Compensation.

(A)	$7,000 per month commencing September 1, 2009. Balance shall be accrued until the Company has received $1.25 million in funding;

(B)	$100,000 per year commencing after the Company has received $1.25 million in funding from its PPM and/or any other source of funding;

(C)	$120,000 per year commencing after the Company has received $2 million in funding from its PPM and/or any other source of funding;

(D)	Incentive Compensation as follows:

a.	$50,000 upon Company obtaining in excess of $2 million in revenue with an EBITDA in excess of 30%.

b.	$100,000 upon Company obtaining in excess of $3 million in revenue with an EBITDA in excess of 35%.

c.	$150,000 upon Company obtaining in excess of $5 million in revenue with an EBITDA in excess of 40%.

(E)	If the controlling interest in the Company is sold to a third party, the Executive shall get a bonus as outlined in the chart below:

Sellng Price Range
100,000,000	183,999,999	1.00%
184,000,000	229,999,999	1.50%
230,000,000	275,999,999	2.00%
276,000,000	unlimited	2.50%

a.
The Executive shall, at his option, have the opportunity to convert the cash payment associated with this bonus, into common stock of the Company at a conversion rate of $1.15 per share.  The $1.15 represents the last price paid for stock as of the time of this Agreement.

(F)	Termination, based on Section 4 of this Agreement, shall be as follows:

a.	If the Company has raised $1 million but less than $2 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment as stated in Section 4.

b.	If the Company has raised $2 million but less than $3 million, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment at two times the rate stated in Section 4.

c.	If the Company has raised $3 million or more, under any investment vehicle(s) during the Executive’s employment, then the following applies:

i.	Termination payment at three times the rate stated in Section 4.

Amendment Agreed:

Douglas Salie	Sergio Pinon
Chairman